Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
VIASPACE Inc.

We consent to the incorporation by reference in Registration Statements Nos. (333-135723, 333-150553 and 333-157102) on Form S-8 of VIASPACE Inc. of our report dated March 30, 2012 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of VIASPACE Inc. for the year ended December 31, 2011. Our report dated March 30, 2012, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

HEIN & ASSOCIATES LLP

Irvine, California
March 30, 2012